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                                                                     EXHIBIT 4.2



                             ARTICLES OF ASSOCIATION
                             AND ENGLISH TRANSLATION


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                                                                     EXHIBIT 4.2

                                     SATZUNG

                                       DER
                           CEYONIQ AKTIENGESELLSCHAFT,
                                    BIELEFELD



                           I. ALLGEMEINE BESTIMMUNGEN


                                      SECTION 1

                          FIRMA, SITZ UND GESCHAFTSJAHR

(1)  Die Gesellschaft fuhrt die Firma

                         ,,CEYONIQ Aktiengesellschaft".

(2)  Sie hat ihren Sitz in Bielefeld.

(3)  Geschaftsjahr ist das Kalenderjahr.


                                    SECTION 2
                           GEGENSTAND DES UNTERNEHMENS

(1) Gegenstand des Unternehmens ist der Vertrieb von Computersystemen, die Herstellung und der Vertrieb von Computersoftware. Die Gesellschaft kann

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     samtliche Geschafte durchfuhren, die geeignet sind, dem vorstehenden Zweck zu dienen.

(2) Die Gesellschaft ist zur Errichtung von Zweigniederlassungen im In- und Ausland berechtigt.

(3) Die Gesellschaft kann andere Gesellschaften grunden, erwerben oder sich an ihnen beteiligen.


                                    SECTION 3
                                BEKANNTMACHUNGEN

Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger.



                           II. GRUNDKAPITAL UND AKTIEN


                                      SECTION 4
                      HOHE UND EINTEILUNG DES GRUNDKAPITALS

(1)  Das Grundkapital der Gesellschaft betragt Euro 26.866.975,00
     (in Worten: Sechs und Zwanzig Millionen
     achthundertsechsundsechzigtausendneunhundertfunfundsiebzig Euro).

(2) Das Grundkapital ist eingeteilt in 26.866.975 Stuckaktien, die als Inhaberaktien ausgegeben wurden.

(3)  Das Grundkapital ist um bis zu Euro 1.928.572,00 eingeteilt in bis zu Stuck
     1.928.572 auf den Inhaber lautender nennwertloser Stuckaktien, bedingt

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     erhoht. Die bedingte Kapitalerhohung dient der Gewahrung von
     Umtauschrechten an die Inhaber von Wandelschuldverschreibungen, fur deren Ausgabe die Hauptversammlung am 02. August 2000 einen
     Ermachtigungsbeschluss fasste. Die Ausgabe der neuen Aktien erfolgt gegen eine Zuzahlung nach Ma(beta)gabe der Bestimmungen des
     Ermachtigungsbeschlusses.

     Die bedingte Kapitalerhohung ist nur insoweit durchzufuhren, als von diesen Umtauschrechten Gebrauch gemacht wird. Die Aktien nehmen von Beginn des Geschaftsjahres, in dem sie durch Ausubung des Umtauschrechtes entstehen, am Gewinn teil. Bezuglich der Vorstandsmitglieder wird der Aufsichtsrat, bezuglich der sonstigen zur Ubernahme der Wandelschuldverschreibungen berechtigten Personen wird der Vorstand der Gesellschaft ermachtigt, die weiteren Einzelheiten der bedingten Kapitalerhohung und ihrer Durchfuhrung festzulegen.


                                    SECTION 5
                               GENEHMIGTES KAPITAL

     (1) Der Vorstand ist ermachtigt, in der Zeit bis zum 31.12.2005 mit Zustimmung des Aufsichtsrates das Grundkapital der Gesellschaft einmal oder mehrfach um insgesamt bis zu 13.433.487,00 Euro (in Worten:
          Dreizehn Millionen
          vierhundertdreiunddrei(beta)igtausendvierhundertsiebenundachtzig Euro)
          durch Ausgabe neuer Stamm-Stuckaktien und/oder Vorzugs-Stuckaktien gegen Bar- und/oder Sacheinlagen zu erhohen. Die neuen Stuckaktien konnen auch an Arbeitnehmer der Gesellschaft ausgegeben werden. Der Vorstand entscheidet soweit gesetzlich zulassig uber einen Ausschlu(beta) des Bezugsrechtes. Die Entscheidung des Vorstandes bedarf der Zustimmung des Aufsichtsrates. Der Vorstand legt mit Zustimmung des Aufsichtsrates die Bedingungen der Aktienausgabe fest. Bei mehrmaliger Ausgabe von Vorzugsaktien konnen die neu ausgegebenen Vorzugsaktien den fruher

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          ausgegebenen Vorzugsaktien bei der Verteilung des Gewinnes oder des
          Gesellschaftsvermogens vorgehen oder gleichstehen.

     (2) Der Vorstand ist ermachtigt, mit Zustimmung des Aufsichtsrates das Bezugsrecht der Aktionare in folgenden Fallen auszuschlie(beta)en:

          (a)  zum Ausgleich von Spitzenbetragen;

          (b) um Aktien als Belegschaftsaktien an Arbeitnehmer der Gesellschaft auszugeben;

          (c) zur Gewinnung von Sacheinlagen, insbesondere in Form von Unternehmen oder Unternehmensteilen;

          (d) wenn die Kapitalerhohung gegen Bareinlagen 10 vom Hundert des Grundkapitals nicht uberschreitet und der Ausgabepreis der Aktien den Borsenkurs nicht wesentlich unterschreitet;

          (e) im Falle der Ausgabe von stimmrechtslosen Vorzugsaktien mit der Ma(beta)gabe, da(beta) die Stammaktionare nur zum Bezug neuer Stammaktien und die Vorzugsaktionare nur zum Bezug neuer stimmrechtsloser Vorzugsaktien berechtigt sind (gekreuzter Bezugsrechtsausschlu(beta)).


                                    SECTION 6
                                 AKTIENURKUNDEN

(1) Die Form der Aktienurkunden und der Gewinnanteil- und Erneuerungsscheine bestimmt der Vorstand.

(2) Uber die Aktien gleicher Gattung kann eine Aktienurkunde ausgestellt werden, die eine Mehrzahl von Aktien verbrieft (Sammelaktie).

(3)  Der Anspruch der Aktionare auf Einzelverbriefung ist ausgeschlossen.


                                III. DER VORSTAND

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                                    SECTION 7
               ZUSAMMENSETZUNG UND GESCHAFTSORDNUNG DES VORSTANDES

(1) Der Vorstand besteht aus mindestens zwei Personen. Es konnen stellvertretende Vorstandsmitglieder bestellt werden.

(2) Der Aufsichtsrat bestellt die Vorstandsmitglieder und bestimmt im Rahmen von Abs. 1 ihre Zahl. Der Aufsichtsrat kann einen Vorsitzenden des Vorstandes sowie stellvertretende Vorsitzende des Vorstandes ernennen.

(3) Die Beschlusse des Vorstandes werden mit einfacher Stimmenmehrheit der an der Beschlu(beta)fassung teilnehmenden Mitglieder des Vorstandes gefa(beta)t.

(4) Der Aufsichtsrat kann eine Geschaftsordnung fur den Vorstand erlassen. Der Geschaftsverteilungsplan des Vorstandes bedarf seiner Zustimmung.

(5) Mit den Mitgliedern des Vorstandes sind schriftliche Dienstvertrage abzuschlie(beta)en. Der Aufsichtsrat kann den Abschlu(beta), die Abanderung und Kundigung der Dienstvertrage einem Aufsichtsratsausschu(beta) ubertragen.

                                    SECTION 8
                GESCHAFTSFUHRUNG UND VERTRETUNG DER GESELLSCHAFT

(1) Die Mitglieder des Vorstandes haben die Geschafte der Gesellschaft nach Ma(beta)gabe der Gesetze, der Satzung, der Geschaftsordnung fur den Vorstand und des Geschaftsverteilungsplans zu fuhren.

(2) Die Gesellschaft wird durch zwei Vorstandsmitglieder oder durch ein Vorstandsmitglied in Gemeinschaft mit einem Prokuristen gesetzlich vertreten. Der Aufsichtsrat kann bestimmen, da(beta) Vorstandsmitglieder einzelvertretungsbefugt sind. Er kann ferner Vorstandsmitglieder von den Beschrankungen des Section 181 BGB befreien.

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(3)  Der Aufsichtsrat kann anordnen, da(beta) bestimmte Arten von Geschaften seiner Zustimmung bedurfen.

(4) Vorstandsmitglieder konnen die Gesellschaft auch bei Geschaften mit Tochtergesellschaften vertreten, deren Geschaftsfuhrung oder Vorstand sie selbst angehoren.


                              IV. DER AUFSICHTSRAT

                                    SECTION 9
                          ZUSAMMENSETZUNG UND AMTSDAUER

(1)  Der Aufsichtsrat besteht aus drei Mitgliedern.

(2) Die Wahl erfolgt fur die Zeit bis zur Beendigung der Hauptversammlung, die uber die Entlastung fur das vierte Geschaftsjahr nach Beginn der Amtszeit beschlie(beta)t. Hierbei wird das Geschaftsjahr, in dem die Wahl erfolgt, nicht mitgerechnet. Eine Wiederwahl ist moglich.

(3) Gleichzeitig mit den ordentlichen Aufsichtsratsmitgliedern konnen Ersatzmitglieder gewahlt werden. Sie werden nach einer bei der Wahl festzulegenden Reihenfolge Mitglieder des Aufsichtsrates, wenn Aufsichtsratsmitglieder, als deren Ersatzmitglieder sie gewahlt wurden, vor Ablauf der Amtszeit aus dem Aufsichtsrat ausscheiden. Tritt ein Ersatzmitglied an die Stelle des Ausgeschiedenen, so endet sein Amt als Aufsichtsratsmitglied, wenn in der nachsten oder ubernachsten Hauptversammlung nach Eintritt des Ersatzfalles eine Neuwahl fur den Ausgeschiedenen stattfindet, mit Beendigung dieser Hauptversammlung, andernfalls mit Ablauf der restlichen Amtszeit des Ausgeschiedenen.


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(4)  Wird ein Aufsichtsratsmitglied anstelle eines ausgeschiedenen Mitglieds gewahlt, so besteht sein Amt fur den Rest der Amtsdauer des ausgeschiedenen Mitglieds. Soll die Nachwahl fur ein vorzeitig ausgeschiedenes Mitglied des Aufsichtsrates das Ausscheiden eines nachgeruckten Ersatzmitgliedes bewirken, bedarf der Beschlu(beta) uber die Nachwahl einer Mehrheit von drei Vierteln der abgegebenen Stimmen.

(5) Jedes Aufsichtsratsmitglied kann sein Amt unter Einhaltung einer Frist von drei Monaten niederlegen. Die Niederlegung mu(beta) durch schriftliche Erklarung gegenuber dem Vorstand unter Benachrichtigung des Vorsitzenden des Aufsichtsrates erfolgen. Das Recht zur Amtsniederlegung aus wichtigem Grund bleibt hiervon unberuhrt.


                                   SECTION 10
                         VORSITZENDER UND STELLVERTRETER

(1) Der Aufsichtsrat wahlt in der ersten Sitzung nach seiner Wahl aus seiner Mitte einen Vorsitzenden und einen oder mehrere Stellvertreter. Die Wahl erfolgt fur die Amtsdauer der Gewahlten oder einen kurzeren bei der Wahl bestimmten Zeitraum. Stellvertreter haben die Rechte und Pflichten eines Vorsitzenden des Aufsichtsrates, wenn dieser verhindert ist.

(2) Scheidet der Vorsitzende oder einer seiner Stellvertreter vorzeitig aus dem Aufsichtsrat aus, so hat der Aufsichtsrat unverzuglich eine Neuwahl fur die restliche Amtszeit des Ausgeschiedenen vorzunehmen.


                                   SECTION 11
                                   EINBERUFUNG

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(1)  Der Aufsichtsrat soll in der Regel einmal im Kalendervierteljahr, er mu(beta) einmal im Kalenderhalbjahr einberufen werden.

(2) Die Sitzungen des Aufsichtsrates werden durch den Vorsitzenden des Aufsichtsrates mit einer Frist von 14 Tagen schriftlich einberufen. Bei der Berechnung der Frist werden der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet. In dringenden Fallen kann der Vorsitzende diese Frist angemessen verkurzen und mundlich, fernmundlich, fernschriftlich oder telegraphisch einberufen.

(3) Mit der Einberufung ist die Tagesordnung mitzuteilen. Ist eine Tagesordnung nicht ordnungsgema(beta) angekundigt worden, darf hieruber nur beschlossen werden, wenn kein Aufsichtsratsmitglied widerspricht. Abwesenden Aufsichtsratsmitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden zu bestimmenden angemessenen Frist der Beschlu(beta)fassung zu widersprechen. Der Beschlu(beta) wird erst dann wirksam, wenn die abwesenden Aufsichtsratsmitglieder innerhalb der Frist nicht widersprechen.


                                   SECTION 12
                              BESCHLU(BETA)FASSUNG

(1) Beschlusse des Aufsichtsrates werden in der Regel in den Sitzungen gefa(beta)t.

(2) Der Aufsichtsrat ist beschlu(beta)fahig, wenn an der Beschlu(beta)fassung mindestens drei Mitglieder teilnehmen. Ein Mitglied nimmt auch dann an der Beschlu(beta)fassung teil, wenn es sich in der Abstimmung der Stimme enthalt.

(3) Abwesende Aufsichtsratsmitglieder konnen an Abstimmungen des Aufsichtsrates dadurch teilnehmen, da(beta) sie durch andere Aufsichtsratsmitglieder schriftliche Stimmabgaben uberreichen lassen.

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(4)  Beschlusse des Aufsichtsrates werden, soweit das Gesetz nicht zwingend etwas anderes bestimmt, mit einfacher Mehrheit der abgegebenen Stimmen gefa(beta)t. Dabei gilt Stimmenthaltung nicht als Stimmabgabe. Bei Wahlen genugt die verhaltnisma(beta)ige Mehrheit. Bei Stimmengleichheit gibt die Stimme des Vorsitzenden des Aufsichtsrates den Ausschlag; das gilt auch bei Wahlen. Nimmt der Vorsitzende des Aufsichtsrates an der Abstimmung nicht teil, so gibt die Stimme seines Stellvertreters den Ausschlag.

(5) Der Aufsichtsratsvorsitzende ist ermachtigt, im Namen des Aufsichtsrates die zur Durchfuhrung der Beschlusse des Aufsichtsrates erforderlichen Willens-erklarungen abzugeben.

(6) Au(beta)erhalb von Sitzungen konnen auf Anordnung des Vorsitzenden des Aufsichtsrates schriftliche, telegraphische, fernschriftliche oder fernmundliche Beschlu(beta)fassungen erfolgen, wenn kein Mitglied diesem Verfahren innerhalb einer vom Vorsitzenden bestimmten angemessenen Frist widerspricht. Solche Beschlusse werden vom Vorsitzenden schriftlich festgestellt und allen Mitgliedern zugeleitet. Fur Abstimmungen au(beta)erhalb der Sitzungen gelten die Bestimmungen in Section 12 Abs. 2 bis 5 entsprechend.

(7) Uber die Verhandlung und Beschlusse des Aufsichtsrates sind Niederschriften anzufertigen, die vom Vorsitzenden der Sitzung oder bei Abstimmungen au(beta)erhalb von Sitzungen vom Leiter der Abstimmung zu unterzeichnen sind.

                                   SECTION 13
                                GESCHAFTSORDNUNG

Der Aufsichtsrat setzt im Rahmen von Gesetz und Satzung seine Geschaftsordnung selbst fest.

                                   SECTION 14
                                   AUSSCHUSSE

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(1)  Der Aufsichtsrat kann aus seiner Mitte Ausschusse bilden und ihnen in seiner Geschaftsordnung oder durch besonderen Beschlu(beta) Aufgaben und Befugnisse ubertragen.

(2) Fur Aufsichtsratsausschusse gelten die Bestimmungen der Section 11 Abs. 2 und 3, Section 12 Abs. 1, 3, 4, 6, 7 sinngema(beta); die Geschaftsordnung des Aufsichtsrates kann Abweichendes anordnen. Bei Abstimmungen und bei Wahlen gibt im Falle der Stimmengleichheit die Stimme des Vorsitzenden des Ausschusses den Ausschlag.

                                   SECTION 15
                                    VERGUTUNG

(1) Die Mitglieder des Aufsichtsrates erhalten fur jedes volle Geschaftsjahr ihrer Zugehorigkeit eine feste Vergutung in Hohe von Euro 10.500,00, zahlbar nach Ablauf des Geschaftsjahres sowie Versicherungsschutz bezuglich ihrer Tatigkeit. Der Vorsitzende erhalt den doppelten, der Stellvertreter den eineinhalbfachen Betrag. Aufsichtsratsmitglieder, die dem Aufsichtsrat nicht wahrend eines vollen Geschaftsjahres angehort haben, erhalten die Vergutung entsprechend der Dauer ihrer Aufsichtsratszugehorigkeit.

(2) Die Mitglieder des Aufsichtsrates erhalten ferner Ersatz aller Auslagen sowie Ersatz der etwa auf ihre Vergutung und Auslagen zu entrichtenden Umsatzsteuer.

                                   SECTION 16
                               SATZUNGSANDERUNGEN

Der Aufsichtsrat ist befugt, Anderungen der Satzung, die nur deren Fassung betreffen, zu beschlie(beta)en.

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                             V. DIE HAUPTVERSAMMLUNG

                                   SECTION 17
                               ORT UND EINBERUFUNG

(1) Die Hauptversammlung findet am Sitz der Gesellschaft oder am Sitz einer deutschen Wertpapierborse statt.

(2) Die Hauptversammlung wird durch den Vorstand oder in den gesetzlich vorgeschriebenen Fallen durch den Aufsichtsrat einberufen.

(3) Die Hauptversammlung findet innerhalb der ersten acht Monate eines jeden Geschaftsjahres statt.


                                   SECTION 18
                        TEILNAHME AN DER HAUPTVERSAMMLUNG

(1) Zur Teilnahme an der Hauptversammlung und zur Ausubung des Stimmrechts sind nur diejenigen Aktionare berechtigt, die ihre Aktien bei der Gesellschaft, bei einem deutschen Notar, bei einer zur Entgegennahme der Aktien befugten Wertpapiersammelbank oder bei einer anderen in der Einberufung bezeichneten Stelle hinterlegen und bis zur Beendigung der Hauptversammlung dort belassen und sich, soweit Abs. (3) eine Anmeldung verlangt, anmelden. Die Hinterlegung kann auch in der Weise erfolgen, da(beta) die Aktien mit Zustimmung einer Hinterlegungsstelle fur diese bei einer Bank bis zur Beendigung der Hauptversammlung im Sperrdepot gehalten werden.

(2) Die Hinterlegung hat spatestens funf Bankarbeitstage vor dem Tag der Hauptversammlung zu erfolgen.

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(3)  Erfolgt die Hinterlegung nicht bei der Gesellschaft, so hat die Anmeldung der Aktionare zur Hauptversammlung in der Weise zu erfolgen, da(beta) die Hinterlegungsbescheinigung oder ein Doppel spatestens am dritten Tage vor dem Tage der Hauptversammlung bei der Gesellschaftskasse eingereicht wird.

(4) Wenn Aktienurkunden nicht ausgegeben sind, ist in der Einberufung zur Hauptversammlung zu bestimmen, unter welchen Voraussetzungen Aktionare zur Teilnahme an der Hauptversammlung und zur Ausubung des Stimmrechts zugelassen werden.


                                   SECTION 19
                                   STIMMRECHT

(1)  Jede Stuckaktie gewahrt eine Stimme.

(2)  Das Stimmrecht beginnt mit der vollstandigen Leistung der Einlage.


                                   SECTION 20
                         VORSITZ IN DER HAUPTVERSAMMLUNG

(1) Den Vorsitz in der Hauptversammlung fuhrt der Vorsitzende des Aufsichtsrates oder ein anderes durch den Aufsichtsrat zu bestimmendes Aufsichtsratsmitglied. Ubernimmt kein Aufsichtsrat den Vorsitz, so eroffnet der zur Beurkundung zugezogene Notar die Hauptversammlung und la(beta)t den Leiter der Versammlung durch diese wahlen.

(2) Der Vorsitzende leitet die Verhandlungen und bestimmt die Reihenfolge, in der die Gegenstande der Tagesordnung erledigt werden, sowie die Form der Abstimmung.

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                                   SECTION 21
                              BESCHLU(BETA)FASSUNG

(1) Beschlusse der Hauptversammlungen werden mit einfacher Mehrheit der abgegebenen Stimmen gefa(beta)t, soweit nicht nach zwingenden gesetzlichen Vorschriften eine gro(beta)ere Stimmenmehrheit erforderlich ist. Dabei gilt Stimmenthaltung nicht als Stimmabgabe.

(2) Wird bei der Wahl im ersten Wahlgang eine einfache Stimmenmehrheit nicht erreicht, so findet eine engere Wahl unter den Personen statt, denen die beiden hochsten Stimmenzahlen zugefallen sind. Bei der engeren Wahl entscheidet die hochste Stimmenzahl, bei Stimmengleichheit das durch den Vorsitzenden zu ziehende Los.

                    VI. RECHNUNGSLEGUNG UND GEWINNVERWENDUNG

                                   SECTION 22
                               JAHRESABSCHLU(BETA)

(1) Der Vorstand hat in den ersten drei Monaten des Geschaftsjahres fur das vergangene Geschaftsjahr den Jahresabschlu(beta) (Bilanz nebst Gewinn- und Verlustrechnung sowie Anhang) und den Lagebericht aufzustellen und dem Abschlu(beta)prufer vorzulegen. Unverzuglich nach Eingang des Prufungsberichts des Abschlu(beta)prufers hat der Vorstand den Jahresabschlu(beta), den Lagebericht des Vorstandes und den Prufungsbericht des Abschlu(beta)prufers dem Aufsichtsrat mit einem Vorschlag uber die Verwendung des Bilanzgewinns vorzulegen.

(2) Der Aufsichtsrat hat den Jahresabschlu(beta), den Lagebericht des Vorstandes und den Vorschlag fur die Verwendung des Bilanzgewinns zu prufen und uber das Ergebnis seiner Prufung schriftlich an die Hauptversammlung zu berichten. Er hat seinen Bericht innerhalb eines Monats, nachdem ihm die Vorlagen zugegangen

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     sind, dem Vorstand zuzuleiten. Billigt der Aufsichtsrat nach Prufung den
     Jahresabschlu(beta), ist dieser festgestellt.

(3) Unverzuglich nach Eingang des Berichts des Aufsichtsrates hat der Vorstand die ordentliche Hauptversammlung einzuberufen. Der Jahresabschlu(beta), der Lagebericht des Vorstandes, der Bericht des Aufsichtsrates und der Vorschlag des Vorstandes fur die Verwendung des Bilanzgewinns sind von der Einberufung an in den Geschaftsraumen der Gesellschaft zur Einsicht der Aktionare auszulegen.

                                   SECTION 23
                                    RUCKLAGEN

(1) Stellen Vorstand und Aufsichtsrat den Jahresabschlu(beta) fest, so konnen sie Betrage bis zur Halfte des Jahresuberschusses in andere Gewinnrucklagen einstellen; sie sind daruber hinaus ermachtigt, weitere Betrage bis zu einem Viertel des Jahresuberschusses in andere Gewinnrucklagen einzustellen, solange die anderen Gewinnrucklagen die Halfte des Grundkapitals nicht ubersteigen oder soweit sie nach der Einstellung die Halfte des Grundkapitals nicht ubersteigen wurden.

(2) Stellt die Hauptversammlung den Jahresabschlu(beta) fest, so ist ein Viertel des Jahresuberschusses in andere Gewinnrucklagen einzustellen.


                                   SECTION 24
                                GEWINNVERWENDUNG

(1) Die Hauptversammlung beschlie(beta)t uber die Verwendung des sich aus dem festgestellten Jahresabschlu(beta) ergebenden Bilanzgewinns.

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(2)  In einem Kapitalerhohungsbeschlu(beta) kann die Gewinnverteilung neuer
     Aktien abweichend von Section 60 Abs. 2 Satz 3 des Aktiengesetzes festgesetzt werden.


                                 VII. SONSTIGES

                                   SECTION 25
                                 GRUNDUNGSKOSTEN

Die Gesellschaft tragt den Grundungsaufwand, insbesondere Grundungskosten gema(beta) Section 26 Abs. 2 Aktiengesetz, Gerichtskosten, Notarkosten, Ver-offentlichungskosten und die Vergutung fur die Grundungsprufung bis zu einem Betrag von maximal 2.556,46 Euro.

                        [ADDITIONAL GERMAN COPY TO COME]
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                           ARTICLES OF ASSOCIATION

                                       OF

                          CEYONIQ AKTIENGESELLSCHAFT,

                   BIELEFELD, [FEDERAL REPUBLIC OF GERMANY]

                             I. GENERAL PROVISIONS

                                   SECTION 1

                         COMPANY, SEAT, AND FISCAL YEAR



(1)  The name of the company is:

     "CEYONIQ Aktiengesellschaft," [a German stock corporation].

     The company is domiciled in Bielefeld, [Federal Republic of Germany].

     The calendar year shall be the company's fiscal year.

                                   SECTION 2

                             PURPOSE OF THE COMPANY

(1) The company's purpose is to distribute computer systems, and to manufacture and distribute computer software. The company may carry out all businesses appropriate to its aforementioned corporate purpose.

(2)  The company may establish branch offices both at home and abroad.

(3)  The company may establish, acquire, or participate in other companies.

                                   SECTION 3

                                 PUBLIC NOTICES

The company's public notices shall be published in the BUNDESANZEIGER [German Federal Gazette].

                                                                    Page 1 of 11

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                          II. SHARE CAPITAL AND SHARES

                                   SECTION 4

                    AMOUNT AND DENOMINATION OF SHARE CAPITAL

(1) The company's share capital is 26,866,975.00 euros (in words: twenty six million eight hundred sixty-six thousand nine hundred and seventy-five euros).

(2) The share capital is divided into 26,866,975 no-par value shares. Five new no-par value shares shall be issued for each existing share.

(3) The company's share capital shall be conditionally increased by up to 1,928,572.00 euros by issuing up to 1,928,572 no-par value shares. The purpose of the conditional capital increase is to grant conversion rights to holders of convertible bonds the issue of which the shareholder's meeting of 08/02/00 authorized. The issue will require an additional payment in accordance with the authorizing resolution.

     The conditional capital increase shall only be implemented to the extent as conversion rights are exercised. New shares shall participate in profits as of the beginning of the fiscal year in which they are issued. The Management Board will determine the terms and conditions for the implementation of the conditional capital increase. The Supervisory Board will determine the terms and conditions of the implementation of the conditional capital increase relating to convertible bonds purchases by members of the Management Board.

                                   SECTION 5

                               AUTHORIZED CAPITAL

(1) The Management Board, is authorized to increase the company's share capital until 12/31/05, subject to the approval of the Supervisory Board, once or several times by a total of 13,433,487.00 euros (in words: thirteen million four hundred thirty-three thousand and eighty-seven euros) by issuing new no-par value common shares and/or preferred shares in exchange for contributions in cash or in kind. The new no-par value shares may also be issued to the company's employees. The Management Board shall be authorized to exclude pre-emptive rights; decisions of this nature shall be subject to the approval of the Supervisory Board. The Management Board shall establish the terms and conditions of the issue of new shares, subject to the approval of the Supervisory Board. If there are several issues of preferred shares, such newly issued preferred shares may rank before or be equal to previously issued preferred shares in terms of distributions of the company's profits or assets.



                                                                    Page 2 of 11

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(2)  Subject to the approval of the Supervisory Board, the Management Board shall be authorized to exclude the pre-emptive rights of shareholders in the following cases:

     (a)  to equalize fractional shares;

     (b)  to issue shares restricted to the company's employees;

     (c) to obtain contributions in kind, especially in the form of companies or equity interests therein;

     (d) if a capital increase in exchange for cash contributions does not exceed ten percent of the share capital and if the issuing price of the shares is not significantly below their market price;

     (e) in case non-voting preferred shares are issued with the proviso that the holders of ordinary shares are entitled only to new ordinary shares and the holders of preferred shares are entitled only to new non-voting preferred shares (mutual exclusion of pre-emptive rights).

                                   SECTION 6

                               STOCK CERTIFICATES

(1) The Management Board shall establish the formal aspects of the share certificates, as well as of the dividend and renewal coupons.

(2) Share certificates evidencing a plurality of shares may be issued for shares of the same class (global certificates).

(3) The company's shareholders shall not be entitled to individual share certificates.

                             III. MANAGEMENT BOARD

                                   SECTION 7

            COMPOSITION AND RULES OF PROCEDURE OF THE MANAGEMENT BOARD

(1) The Management Board shall consist of at least two persons. The Management Board may have deputy members.


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(2)  The Supervisory Board shall appoint the members of the Management Board and shall determine their number in accordance with para 1. The Supervisory Board may appoint the chairperson of the Management Board as well as vice chairpersons.

(3) The resolutions of the Management Board shall be adopted by the simple majority of the votes cast by the Management Board members participating in the vote.

(4) The Supervisory Board may issue Rules of Procedure for the Management Board. The Management Board's Schedule of Responsibilities shall be subject to the approval of the Supervisory Board.

(5) Written service contracts shall be concluded with the members of the Management Board. The Supervisory Board may assign the responsibility of concluding, modifying, and terminating such service contracts to a committee composed of Supervisory Board members.

                                   SECTION 8

                  MANAGEMENT AND REPRESENTATION OF THE COMPANY

(1) The members of the Management Board shall run the company in accordance with the law, the Articles of Association, the Management Board's Rules of Procedure and the Schedule of Responsibilities.

(2) The company shall be legally represented by two Management Board members or by one Management Board member' together with a PROKURIST [officer with special power of attorney]. The Supervisory Board may establish that Management Board members are authorized to solely represent the company; it may also exempt Management Board members from the restrictions of
     Section 181 BGB [BURGERLICHES GESETZBUCH. German Civil Code].

(3) The Supervisory Board may require that its approval be obtained for certain types of transactions.

(4) Members of the Management Board may also represent the company in connection with transactions involving subsidiaries, even if they serve as executives or board members of the respective subsidiary.

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                           IV. THE SUPERVISORY BOARD

                                   SECTION 9

                         COMPOSITION AND TERM OF OFFICE

(1) The Supervisory Board shall have three members.

(2) Supervisory Board members shall be elected for terms of office that end upon conclusion of the shareholders' meeting charged with approving the actions of the respective Supervisory Board members in the fourth fiscal year of their tenure, not counting the fiscal year in which the respective person is elected, Supervisory Board members may be reelected.

(3) Substitute members of the Supervisory Board may be elected at the same time as the regular members of the Supervisory Board. Substitute Supervisory Board members shall become full members in accordance with a sequence to be determined at the time they are elected, if the Supervisory Board members, whom they were elected to replace, resign prior to the conclusion of their terms of office. If a substitute Supervisory Board member takes the seat of a resigning Supervisory Board member, the tenure of the former shall be terminated at the time a new Supervisory Board member is elected for the respective seat on the Supervisory Board at the conclusion of the next shareholders' meeting or the one thereafter; if this does not apply, the substitute Supervisory Board member's tenure shall be terminated at the time the remaining term of office of the resigning Supervisory Board member ends.

(4) If a Supervisory Board member is elected to take the seat of a resigning Supervisory Board member, the tenure of such Supervisory Board member shall be terminated at the time the remaining term of office of the resigning Supervisory Board member ends. If an election to replace a resigning Supervisory Board member is designed to result in the resignation of the substitute Supervisory Board member who has taken the vacant seat, any resolution concerning such election shall require a three-quarters majority of all votes cast.

(5) Members of the Supervisory Board may resign from their office subject to a period of notice of three months. The Supervisory Board member in question shall declare his or her resignation in writing to the Management Board and shall notify the chairperson of the Supervisory Board thereof. The right to resign for good cause shall not be affected by this clause.

                                   SECTION 10

                        CHAIRPERSON AND VICE CHAIRPERSON

(1) In its first meeting after it has been constituted, the Supervisory Board shall elect, from among its members, one chairperson and one or more vice chairpersons. The terms of office

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     of the chairperson and the vice chairpersons shall coincide with their respective tenure as Supervisory Board members or a shorter period determined at the time they are elected. Vice chairpersons shall have the rights and duties of the chairperson of the Supervisory Board if the chair is absent.

(2) If the chairperson or one of the vice chairpersons resigns from the Supervisory Board before the respective term of office has ended, the Supervisory Board shall immediately elect a substitute to fill the vacant seat for the duration of the resigning Supervisory Board member's term of office.

                                   SECTION 11

                       MEETINGS OF THE SUPERVISORY BOARD

(1) Meetings of the Supervisory Board should, as a rule, be called once every quarter but they must be called every other quarter.

(2) The chairperson of the Supervisory Board should call its meetings in writing subject to a period of notice of 14 days. The day on which the notice is mailed and the day of the meeting shall not count toward such 14-day period. In urgent cases, the chairperson of the Supervisory Board may reduce the aforementioned period of notice and call the meeting orally, by telephone, fax or telegram.

(3) The invitation to the meeting must set forth the agenda. If no agenda was announced in due form, resolutions pertaining to an agenda item may be adopted only if no Supervisory Board member objects. In such cases, absent Supervisory Board members must be given the opportunity to object to the respective resolution within an appropriate period to be determined by the chairperson. The resolution shall take effect only if none of the absent Supervisory Board members object within the given time period.

                                   SECTION 12

                                  RESOLUTIONS

(1) The resolutions of the Supervisory Board shall be, as a rule, adopted during its meetings.

(2) The Supervisory Board shall form a quorum if at least three of ITS members are present. Members shall be considered having participated in a resolution even if they abstain from voting.

(3) Absent Supervisory Board members may participate in resolutions of the Supervisory Board by having their written proxy votes submitted to the Supervisory Board by other members thereof.

(4) Unless statutory laws require otherwise, all resolutions of the Supervisory Board shall be adopted by the simple majority of all votes cast. Abstentions shall not be counted as votes cast. A relative majority shall suffice for elections. The vote of the chairperson shall break the tie, if any; this shall also apply to elections. The vice chairperson shall cast the tie-breaking vote if the chairperson of the Supervisory Board does not participate in the vote.

(5) The chairperson of the Supervisory Board shall be authorized to make declarations of intent in the name of the Supervisory Board that are required for implementing its resolutions.

(6) Supervisory Board resolutions may also be adopted outside of meetings, if so ordered by the chairperson of the Supervisory Board, in writing or via telegram, fax or telephone, unless a Supervisory Board member objects to this procedure within a time period determined by the Supervisory Board chairperson. The chairperson of the Supervisory Board shall confirm in writing that a given resolution was so adopted and shall transmit it to the Supervisory Board members. The provisions of Section 12 para 2 through 5 shall apply accordingly to resolutions adopted outside of meetings.

(7) The discussions and resolutions of the Supervisory Board shall be recorded in Minutes that must be signed by the person who chaired the meeting or, in the case of resolutions adopted outside of meetings, by the person who directed such vote.


                                   SECTION 13

                               RULES OF PROCEDURE

The Supervisory Board shall determine its own Rules of Procedure, subject to statutory requirements and the Articles of Association.


                                   SECTION 14

                                   COMMITTEES

(1) The Supervisory Board may appoint committees from among its members and may assign duties and authorizations to such committees pursuant to its Rules of Procedure or specific resolutions.

(2) The provisions of Section 11 para 2 and 3, as well as of Section 12 para 1, 3, 4, 6 and 7 shall apply accordingly to Supervisory Board committees although the Rules of Procedure of the Supervisory Board may require otherwise. The chairperson of the committee shall cast the tie-breaking vote, if necessary, in connection with votes and elections.

                               SECTION 15

                              COMPENSATION

(1) The members of the Supervisory Board shall be paid fixed compensation of 10,500.00 euros for each full fiscal year of their tenure, payable upon termination of the respective fiscal year, as well as provided for insurance for acts in fulfillment of their duties. The chairperson shall be paid double the aforementioned amount, the vice chairperson(s) one and one half times the amount. Supervisory Board members who did not serve for a full fiscal year shall receive compensation commensurate with the duration of their tenure.

(2) The members of the Supervisory Board shall also be reimbursed for all expenses, as well as for all value-added taxes related thereto, if any.

                               SECTION 16

              MODIFICATIONS OF THE ARTICLES OF ASSOCIATION

The Supervisory Board shall be authorized to adopt modifications of the Articles of Association that pertain exclusively to their wording.


                       V. THE SHAREHOLDERS' MEETING

                               SECTION 17

                           PLACE AND INVITATION

(1) The shareholders' meeting shall take place at the company's seat or at the seat of one of the German stock exchanges.

(2) The shareholders' meeting shall be called by the Management Board, or by the Supervisory Board if required by law.

(3) The shareholders' meeting shall take place within the first eight months of each fiscal year.

                               SECTION 18

                ATTENDANCE AT THE SHAREHOLDERS' MEETING

(1) Attendance at the shareholders' meeting and the exercise of voting rights are restricted to shareholders who deposit their shares until the conclusion of the shareholders' meeting with

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     the company, a German notary public, a securities depository bank
     (WERTPAPIERSAMMELBANK) authorized to accept shares, or any other entity designated in the invitation to the shareholders' meeting and who register for the shareholders' meeting, provided such registration is required by para 3. Subject to the approval of an official depository, shares may also be deposited in a restricted depository account of any bank on behalf of the official depository for the duration of the shareholders' meeting.

(2) The shares must be deposited no later than five banking days prior to the date of the shareholders' meeting.

(3) If the shares are not deposited with the company, the shareholders shall register for the shareholders' meeting by submitting, to the company's treasurer no later than three days prior to the date of the shareholders' meeting, the original or a copy of proof that the shares were deposited.

(4) If no share certificates have been issued, the requirements governing shareholders' attendance at the shareholders' meeting and the exercise of their voting rights shall be set forth in the invitation to the shareholders' meeting.

                               SECTION 19

                              VOTING RIGHT

(1)  Each no-par value share represents one vote.

(2)  The right to vote a share begins upon full payment of such share.

                               SECTION 20

                CHAIRPERSON OF THE SHAREHOLDERS' MEETING

(1) The chairperson of the Supervisory Board or another Supervisory Board member to be designated by the Supervisory Board shall chair the shareholders' meeting. If no Supervisory Board member agrees to serve as chair, the shareholders' meeting shall be convened by the notary public charged with notarizing the meeting, with the request that the shareholders' meeting elect a chairperson.

(2) The chairperson shall lead the discussions and shall determine the sequence in which the agenda items are deliberated, as well as voting procedures.

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                               SECTION 21

                          SHAREHOLDER RESOLUTIONS

(1) The resolutions of the shareholders' meeting shall be adopted by the simple majority of all votes cast, unless mandatory laws require a larger majority. Abstentions shall not be considered as votes cast.

(2) If the first round of voting in an election does not yield a simple majority, the two persons who received the largest number of votes shall face each other in a run-off election. In such cases, the winner shall be determined by the highest number of votes cast, in the case of a tie, by the lot to be drawn by the chairperson.


               VI. FINANCIAL STATEMENTS AND PROFIT ALLOCATION

                               SECTION 22

                       ANNUAL FINANCIAL STATEMENT

(1) If the first three months of a fiscal year, the Management Board shall prepare the annual financial statements (balance sheet, including profit and loss statement and notes) for the fiscal year elapsed and its annual management report and shall submit both documents to the auditor. Immediately upon receipt of the auditor's report, the Management Board shall submit the annual financial statement, its annual management report, and the auditor's report to the Supervisory Board, along with a proposal concerning the allocation of annual profits.

(2) The Supervisory Board shall review the annual financial statement, the Management Board's annual management report, and the profit allocation proposal and shall report on its review in writing to the shareholders' meeting. The Supervisory Board's report shall be submitted to the Management Board within one month of receipt of the aforementioned documents. The annual financial statement shall be considered to have been adopted once it has been approved by the Supervisory Board.

(3) The Management Board shall convene the ordinary shareholders' meeting immediately upon receipt of the Supervisory Board's report. The annual financial statement, the annual management report of the Management Board, the report of the Supervisory Board, and the Management Board's profit allocation proposal shall be made available in the company's offices for purposes of inspection by the shareholders.

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                               SECTION 23

                                RESERVES

(1) If both the Management Board and the Supervisory Board have approved the annual financial statement, they may resolve to allocate up to one half of the profits to other reserve accounts. They shall be authorized, furthermore, to allocate additional amounts up to one quarter of the profits to other reserve accounts, provided the other reserves do not exceed one half of the share capital or would not exceed one half of the share capital once the profits are so allocated.

(2) If the shareholders' meeting has approved the annual financial statement, one quarter of the profits shall be allocated to other reserves.

                               SECTION 24

                          ALLOCATION OF PROFITS

(1) The Shareholders' meeting shall resolve to allocate the profits shown in the approved annual financial statement.

(2) The profit participation rights of new shares may be determined by a shareholder resolution to increase the share capital, in deviation from
     Section 60 para 2 sentence 3 AKTIENGESETZ [German Stock Corporation Act].

                          VII. MISCELLANEOUS

                               SECTION 25

                             FOUNDING COSTS

ALL founding costs shall be borne by the company, especially founding costs pursuant to Section 26 para 2 German Stock Corporation Act, as well as court costs, notary public costs, publication costs, and compensation related to the initial audit at founding up to an amount not to exceed 2,556.46 euros.





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